Exhibit 99.3
WESTWOOD ONE
REENGINEERS METRO NETWORKS
AND OTHER OPERATIONS
— Realigns business to deliver enhanced services —
New York, NY – September 12, 2008 – Westwood One, Inc. (NYSE: WON), today announced plans to restructure the traffic operations of its subsidiary, Metro Networks. Westwood One’s streamlined traffic business will fully leverage new digital technologies, provide enhanced 24/7 traffic coverage and more efficiently align resources.
Westwood One recently expanded its U.S. roadway coverage with the integration of cellular probe technology into its traffic reports, as part of a transition to a digital platform. The shift to a digital technology platform will enable Westwood One to consolidate traffic resources from 60 operations centers into 13 regional hubs, improve service to small, medium and large markets, and alleviate demands on aerial reporting units. Comprehensive localized traffic updates will continue to be delivered to all of its current markets by a team of highly-qualified broadcast professionals. Westwood One remains committed to the traffic business and will continue to implement additional leading edge technologies into the platform.
The modifications to the traffic business are part of a series of reengineering initiatives identified by management to improve the operating and financial performance of Westwood One in the near-term, while setting the foundation for profitable long-term growth. These changes will result in a staff reduction of a net 15 percent and the relocations of some operation centers during the fourth quarter of 2008, with the remaining markets moving into the 13 hubs by the end of the second quarter of 2009.
“The enhanced digital platform, overall changes in communications technology, and scale benefits of larger, 24/7 hub centers better position Westwood One as the go-to source in the traffic business. As a result, the business is better aligned to create cost efficiencies that improve the Company’s overall profitability,” stated Tom Beusse, Westwood One’s President and CEO. “We can now provide to our customers a superior offering of customized, real-time, 24-hour localized traffic reports and best choice route alternatives for over 350,000 miles of roadway.”
Concurrently Westwood One is also taking actions to address underperforming programming, top-grade the sales force and reduce other corporate expenses. The reengineering of Metro Networks and the other actions are expected to result in an annualized cost savings of $25 million to $30 million. The Company anticipates taking a restructuring charge in the range of $20 million to $24 million in the third quarter.
“Though we regret the need to reduce staff, these initiatives will help ensure that Westwood One retains its industry leadership position. In order to do so, we must continue to evolve and differentiate our products to best serve the end user. We remain committed to our strategy of becoming a leading, integrated cross-platform company, delivering premium content and services and will continue to review every aspect of our business for opportunities that improve Westwood One’s operations.”
Westwood One will host a conference call next week to discuss the reengineering of Metro Networks. Details of the call will follow.

About Westwood One
Westwood One (NYSE: WON) is a platform-agnostic content company providing over 150 news, sports, music, talk, entertainment programs, features and live events to numerous media partners. Through its subsidiaries, Metro Networks/Shadow Broadcast Services, Westwood One provides local content to the radio and TV industries and to the Web. This content includes news, sports, weather, traffic, video news services and other information. SmartRoute Systems manages traffic information centers for state and local departments of transportation, and markets traffic and travel content to wireless, Internet, in-vehicle navigation systems and voice portal customers. Westwood One serves more than 5,000 radio stations. For more information please visit www.westwoodone.com.
Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “expect,” “anticipate,” “estimates” and “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this release include, but are not limited to: continued declines in revenue; our ability to raise additional capital or refinance our senior credit agreement; our ability to execute our growth strategy; trends in audience and inventory delivered by our affiliated radio stations, and competition in the media industry; changes in economic conditions in the U.S. and in other countries in which the Company currently does business (both generally and relative to the broadcasting and media industry); advertiser spending patterns; changes in the level of competition for advertising dollars; and fluctuations in programming costs. Other key risks are described in the Company’s reports filed with the SEC, including the Company’s annual report on Form 10-K/A for the year ending December 31, 2007. Except as otherwise stated in this news announcement, Westwood One, Inc. does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.
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INVESTOR CONTACT:
Gary Yusko
(212) 373-5311
MEDIA CONTACT:
Chenoa Taitt/Terry Rooney
(212) 223-0682